UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

February 23, 2010
Date of Report (Date of earliest event reported)

Discovery Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26422	94-3171943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2600 Kelly Road, Suite 100
Warrington, Pennsylvania 18976
(Address of principal executive offices)

(215) 488-9300
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

On February 23, 2010, Discovery Laboratories, Inc. (the “Company”) issued a press release announcing that it had completed the previously announced public offering contemplated by the Underwriting Agreement dated February 18, 2010, with Lazard Capital Markets LLC (“Lazard”) acting as sole underwriter.  The press release is attached as Exhibit 99.1 hereto.

In the offering, the Company sold 27,500,000 shares of common stock, par value $.001 per share (“Common Stock”), and warrants to purchase 13,750,000 shares of Common Stock (“Warrants”), as units (“Units”), at a public offering price of $0.60 per Unit.  Each Unit was comprised of one share of Common Stock and a Warrant to purchase one half of a share of Common Stock. The shares of Common Stock and the Warrants were issued and are transferable separately.  As such, no Units were issued.  The terms of the Warrants are further described in the Company’s current report on Form 8-K filed on February 18, 2010 and the form of Warrant is attached as Exhibit 4.1 thereto.

The offering generated net proceeds, after deducting the underwriting discount and other estimated offering expenses, of approximately $15.1 million, assuming no exercise of Warrants.  The Company currently anticipates using the net proceeds from the offering primarily to support its general corporate activities and for expenses associated with maintaining its research and development operations, including manufacturing, quality and analytical capabilities, product development and clinical operations, which include:

•
Expenses related to resolving the remaining issue (related to optimization and revalidation of the Company’s rabbit Biological Activity Test (BAT, an important quality control release and stability test) and establishing that the BAT is capable of discriminating changes in Surfaxin® drug product over time) that must be addressed to secure the potential approval of Surfaxin® for the prevention of Respiratory Distress Syndrome (“RDS”), including implementing a comprehensive pre-clinical program.

•
Expenses related to ongoing development of the Company’s Surfaxin LS™ and Aerosurf® programs, which, together with Surfaxin, are focused on addressing the most significant respiratory conditions affecting pediatric populations, beginning with RDS.  Surfaxin LS is a lyophilized formulation of Surfaxin that is manufactured as a dry powder and reconstituted as a liquid prior to administration and offers ease of administration and other potential benefits.  Aerosurf, the Company’s KL4 surfactant in aerosolized form, is a drug-device combination product based on the Company’s proprietary capillary aerosolization technology and potentially can be administered without the invasive procedures that are required for the currently-approved surfactants.  Expenses related to Surfaxin LS include the Company’s preclinical development program and costs to meet with the U.S. Food and Drug Administration and comparable European regulatory authorities to discuss the Company’s proposed Phase 3 global registration clinical program.  Expenses related to Aerosurf include activities to advance the Company’s ongoing device development and preclinical work and the costs of preparing an investigational new drug application (IND) in anticipation of its planned Phase 2 clinical program.  The Company also plans to initiate the Surfaxin LS and Aerosurf clinical development programs after it has secured additional capital resources in the form of strategic alliances or other financial alternatives.

•
Expenses related to completing the final stages of the Company’s Phase 2 trials: to determine if restoration of surfactant with Surfaxin will improve lung function and result in a shorter duration of mechanical ventilation and hospital stay for children up to two years of age suffering with Acute Respiratory Failure; and an investigator-initiated Phase 2a clinical trial in Cystic Fibrosis (“CF”) patients that has been designed to assess the safety, tolerability and short-term effectiveness of aerosolized KL4 surfactant in CF patients. Results from these trials are anticipated in 2010.

            The amounts and timing of the expenditures may vary significantly depending on numerous factors, such as the progress of the Company’s research and development efforts, technological advances and the competitive environment for Surfaxin and the Company’s other SRT drug candidates and their intended uses.  Pending the application of the net proceeds, the Company intends to invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

Item 9.01.    Financial Statements and Exhibits.

(d)           Exhibits:

99.1	Press Release, dated February 23, 2010.

Cautionary Note Regarding Forward-looking Statements:

To the extent that statements in this Current Report on Form 8-K are not strictly historical, including statements as to business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company’s product development or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained in this Current Report are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.  Such risks and others are further described in the Company's filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Laboratories, Inc.

By:	/s/ W. Thomas Amick
Name:	W. Thomas Amick
Title:	Chairman of the Board and interim
Chief Executive Officer

Date:  February 25, 2010